Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo



FOR IMMEDIATE RELEASE


              CalAmp Reports FY 2007 First Quarter Results


OXNARD, Calif., July 13, 2006--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, today reported results for its
fiscal 2007 first quarter ended May 31, 2006.   Key elements include:

* Revenues of $46.3 million within guidance
* Net loss of $34.1 million includes non-cash charges of $36.7 million for in-process research and development (IPR&D) and goodwill impairment
* Operating cash flow of $4.7 million during first quarter, improved 15% over prior year

Fred Sturm, CalAmp's President and Chief Executive Officer, commented, "Overall, operating results from our core business in the first quarter were solid and within our expectations. During the quarter we benefited from revenue growth in our wireless data communications product line, which has now been significantly enhanced with our recent acquisitions of Dataradio and TechnoCom. Resulting profitability, after adjusting out the effects of non-cash charges for the IPR&D write-off associated with the Dataradio acquisition and a goodwill impairment charge related to our Solutions Division, was driven by solid operating margins and was within expectations."

Sturm added, "We continue to execute on our strategy of building a significant business in the wireless datacom industry, where we believe there is an expanding market opportunity for revenue growth at higher gross margins, and which provides for further customer diversification. Additionally, we are focused on maintaining our leading position in our core DBS product line. Steady progress was achieved during the quarter on product development initiatives in support of customers' requirements for integrated multiple satellite reception equipment as they roll out expanded service offerings including HDTV programming. These products are expected to begin shipping during the second half of fiscal 2007."

Fiscal 2007 First Quarter Results
Revenue in the fiscal 2007 first quarter (14 weeks of operations) was $46.3 million, compared to $47.6 million for the first quarter of last year (13 weeks of operations). The decrease was the result of lower Solutions Division revenue and DBS product sales in the latest quarter, partially offset by growth in the Company's wireless data communications business for public safety and machine-to-machine (M2M) applications.

Gross profit for the first quarter of fiscal 2007 was $10.9 million, or 23.6% of revenues, compared to $10.7 million, or 22.5% of revenues, for the same period last year. The increase in gross margin was primarily the result of improved operating efficiencies and increased sales of higher margin products of the Products Division.

As previously announced, in late May 2006 the Company acquired Dataradio and the mobile resource management (MRM) product line of TechnoCom. CalAmp's results of operations for the fiscal 2007 first quarter include both of these acquisitions for a one week period. During this period Dataradio generated revenue of $721,000 and gross profit of $469,000, while the MRM product line
accounted for revenue of $87,000 and gross profit of $37,000.   Dataradio and
the MRM product line are included in the Company's Products Division.

Results of operations for the fiscal 2007 first quarter as determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") was a net loss of $34.1 million, or $1.47 per diluted share. During the fiscal 2007 first quarter, in connection with the acquisition of Dataradio, the Company recorded a non-cash charge of $6.9 million for the write-off of IPR&D and recorded a non-operating gain of $689,000 associated with foreign currency hedging activities. In addition, as a result of the annual impairment test of the Solutions Division goodwill conducted during the fiscal 2007 first quarter, the Company recorded a non-cash impairment charge of $29.8 million. Excluding the effects of the IPR&D write-off, the foreign currency hedging gain and the Solutions Division impairment charge, in the fiscal 2007 first quarter the Company generated net income of $2.2 million, or $.09 per diluted share ("Adjusted Earnings"), compared to GAAP basis net income of $2.0 million, or $.09 per diluted share, in the first quarter of last year. A reconciliation of the adjustments made to GAAP-basis earnings to compute Adjusted Earnings is contained in the financial tables of this press
release.    Results of operations for the fiscal 2007 first quarter on both a
GAAP basis and an Adjusted Earnings basis include stock-based compensation expense of $260,000 net of tax or $.01 per diluted share, which has been recorded in the first quarter of fiscal 2007 under the newly adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment".

During the fiscal 2007 first quarter the Company continued to focus on realizing value from the 2004 Vytek acquisition by transferring the design engineering services business out of the Solutions Division into the Products Division, in order to more effectively integrate the product design and
product manufacturing activities.   The Company also plans to phase out some
non-strategic portions of the Solutions business during the second quarter in order to focus on the core Solutions business which now is comprised of the industry leading TelAlert urgent messaging applications as well as media download management software.

Liquidity
At May 31, 2006, the Company had total cash of $30.8 million, with $38 million in total outstanding debt. Net cash provided by operating activities was $4.7 million during the first quarter, up 15% over the prior year. Inventories were $30.6 million at the end of the first quarter, which includes $5.5 million associated with Dataradio. Accounts receivable outstanding at the end of the first quarter represents a 43 day average collection period.

Business Outlook
Commenting on the Company's fiscal 2007 second quarter outlook, Mr. Sturm said, "Based on our most recent projections, which include contributions for the full quarter from our recent acquisitions of Dataradio and the MRM product line, we estimate that fiscal 2007 second quarter revenues will be in the range of $55 to $60 million, with earnings in the range of $0.05 to $0.09 per diluted share which includes an estimate of $800,000 for amortization of intangible assets related to the recent acquisitions of Dataradio and the MRM product line, FAS 123R stock option expense of $370,000 net of tax, and net interest expense of $300,000, versus net interest income of $301,000 in the fiscal 2007 first quarter."

Conference Call,  Webcast and 10-Q filing
A conference call and simultaneous webcast to discuss fiscal 2007 first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

The reader is also referred to the Company's quarterly report on Form 10-Q as filed today with the Securities and Exchange Commission.

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to eliminate operating losses in its Solutions Division and make this business segment profitable, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com



                              - Financial Tables to Follow-

                                 CAL AMP CORP.
                        Consolidated Statements of Operations and
                        Reconciliation of Non-GAAP Adjustments
                  (unaudited, in thousands except per share amounts)


                                      Three months ended May 31, 2006(a)
                                      ---------------------------------                Three
                                        GAAP      Non-GAAP      Adjusted           months ended
                                       Basis     Adjustments      Basis            May 31, 2005
                                      -------    -----------    --------           ------------
Revenues                             $ 46,313                   $46,313             $ 47,580
Cost of revenues                       35,386                    35,386               36,882
                                      -------                    ------               ------
Gross profit                           10,927                    10,927               10,698
                                      -------                    ------               ------
Operating expenses:
  Research and development              2,565                     2,565                2,197
  Selling                               1,771                     1,771                1,872
  General and administrative            2,813                     2,813                2,614
  Intangible asset amortization           401                       401                  443
  In-process research and development   6,850    $ (6,850) (b)       -                   293
  Impairment loss                      29,848     (29,848) (c)       -                    -
                                      -------     -------       -------               ------
                                       44,248     (36,698)        7,550                7,419
                                      -------     -------       -------               ------
Operating income (loss)               (33,321)     36,698         3,377                3,279

Non-operating income (expense), net:
  Interest income (expense), net          301                       301                   68
  Other, net                              660        (689) (d)      (29)                 (25)
                                       -------    --------       ------               ------
                                          961        (689)          272                   43
                                       -------    --------       ------               ------
Income (loss) before income taxes     (32,360)     36,009         3,649                3,322

Income tax provision                   (1,691)        276  (e)   (1,415)              (1,345)
                                      -------     -------        ------               ------

Net income (loss)                    $(34,051)   $ 36,285       $ 2,234              $ 1,977
                                      =======     =======       =======               ======

Net income (loss) per share:
  Basic                              $  (1.47)                  $  0.10              $  0.09
  Diluted                            $  (1.47)                  $  0.09              $  0.09

Shares used in per share
 calculations:
   Basic                               23,131                    23,131               22,492
   Diluted                             23,131                    23,747               22,910



Business Segment Information:


                                      Three months ended May 31, 2006(a)
                                      ---------------------------------                Three
                                        GAAP      Non-GAAP      Adjusted           months ended
                                       Basis     Adjustments      Basis            May 31, 2005
                                      -------    -----------    --------           ------------
Revenue
  Products Division                  $ 42,957                  $ 42,957             $ 41,168
  Solutions Division                    3,356                     3,356                6,412
                                      -------                   -------              -------
    Total revenue                    $ 46,313                  $ 46,313             $ 47,580
                                      =======                   =======              =======

Gross profit
  Products Division                  $ 10,087                  $ 10,087             $  8,810
  Solutions Division                      840                       840                1,888
                                      -------                   -------              -------
    Total gross profit               $ 10,927                  $ 10,927             $ 10,698
                                      =======                   =======              =======

Operating income (loss)
  Products Division                  $   (857)    $ 6,850 (b)  $  5,993             $  5,356
  Solutions Division                  (31,182)     29,848 (c)    (1,334)              (1,143)
  Corporate Expenses                   (1,282)                   (1,282)                (934)
                                      -------     -------       -------              -------
    Total operating income (loss)    $(33,321)    $36,698      $  3,377             $  3,279
                                      =======      ======       =======              =======

(a) Because of the Company's 52-53 week fiscal year, the three month periods ended May 31, 2006 and 2005 contain 14 weeks and 13 weeks, respectively.

(b) In-process research and development write-off arising from the acquisition of Dataradio based on the preliminary purchase price allocation.

(c) Solutions Division estimated goodwill impairment charge pursuant to step one of the annual goodwill impairment test as of April 30, 2006. Step two of the impairment test is expected to be completed in the fiscal 2007 second quarter, at which time the amount of the goodwill impairment charge will be finalized.

(d) Foreign currency hedging gain realized in connection with the acquisition of Dataradio.

(e)  Tax expense associated with the foreign currency hedging gain.

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States.

This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with repect to the three months ended May 31, 2006. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reported the non-GAAP financial measures of Adjusted Basis net income and diluted earnings per share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and prospects for the future of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis net income and diluted earnings per share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current, past and future periods.

                                    CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                     May 31,     February 28,
                                                      2006           2006
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $ 30,779        $ 45,783
  Accounts receivable, net                            28,498          28,630
  Inventories                                         30,557          18,279
  Deferred income tax assets                           5,132           4,042
  Prepaid expenses and other current assets            8,198           2,502
                                                    --------        --------
     Total current assets                            103,164          99,236

Equipment and improvements, net                        6,772           5,438
Deferred income tax assets                             1,891           2,344
Goodwill                                              84,315          91,386
Other intangible assets, net                          21,443           5,304
Other assets                                           1,205             638
                                                    --------        --------
                                                    $218,790        $204,346
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $    775        $  2,168
  Accounts payable                                    18,091          12,011
  Accrued payroll and employee benefits                8,344           3,608
  Other accrued liabilities                            5,826           2,763
  Deferred revenue                                     1,799           1,323
                                                    --------        --------
     Total current liabilities                        34,835          21,873
                                                    --------        --------
Long-term debt, less current portion                  37,253           5,511
                                                    --------        --------
Other non-current liabilities                            968             853
                                                    --------        --------
Stockholders' equity:
  Common stock                                           233             232
  Additional paid-in capital                         136,051         135,022
  Common stock held in escrow                            -            (2,532)
  Retained earnings                                   10,137          44,188
  Accumulated other comprehensive loss                  (687)           (801)
                                                    --------        --------
     Total stockholders' equity                      145,734         176,109
                                                    --------        --------
                                                    $218,790        $204,346
                                                    ========        ========

                                        CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                          Three Months Ended
                                                                May 31,
                                                          ------------------
                                                          2006          2005
                                                          ----          ----

Cash flows from operating activities:
    Net income (loss)                                  $(34,051)     $  1,977
    Depreciation and amortization                         1,119         1,080
    Stock-based compensation                                420            -
    Write-off of in-process R&D                           6,850           293
    Goodwill impairment writedown                        29,848            -
    Excess tax benefit from stock-based compensation       (199)           -
    Deferred tax assets, net                                441           818
    Changes in operating working capital                    264           (62)
    Other                                                    31             9
                                                       --------       -------
       Net cash provided by operating activities          4,723         4,115
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                   (798)         (373)
    Proceeds from sale of property and equipment             17            -
    Acquisition of Dataradio net of cash acquired       (47,999)           -
    Acquisition of TechnoCom product line                (2,478)           -
    Proceeds from Vytek escrow distribution                 480            -
    Acquisition of Skybility assets                          -         (4,886)
                                                       --------       -------
       Net cash used in investing activities            (50,778)       (5,259)
                                                       --------       -------

Cash flows from financing activities:
    Proceeds from long-term debt                         38,000            -
    Debt repayments                                      (7,651)         (731)
    Proceeds from stock option exercises                    389            13
    Excess tax benefit from stock-based compensation        199            -
                                                       --------       -------
       Net cash provided (used) in financing activities  30,937          (718)
                                                       --------       -------
Effect of exchange rate changes on cash                     114           -
                                                       --------       -------

Net change in cash                                      (15,004)       (1,862)

Cash at beginning of period                              45,783        31,048
                                                       --------       -------
Cash at end of period                                  $ 30,779      $ 29,186
                                                       ========       =======